April 28, 2021
RiverSource Life Insurance Co. of New York
70100 Ameriprise Financial Center
Minneapolis, MN 55474
Re:	RiverSource Life Insurance Co. of New York
  on behalf of RiverSource of New York Variable Annuity Account
 Post-Effective Amendment No. 14 on Form N-4
 File numbers 333-179335/811-07623
RiverSource RAVA 5 Advantage Variable Annuity
RiverSource RAVA 5 Select Variable Annuity
RiverSource RAVA 5 Access Variable Annuity
(offered for contract applications signed on or after April 30, 2012 but prior to April 29, 2013)
Ladies and Gentlemen:
I am familiar with the establishment of theRiverSource of New York Variable Annuity Account (“Account”), which is a separate account of RiverSource Life Insurance Company (“Company”) established by the Company’s Board of Directors according to applicable insurance law. I also am familiar with the above-referenced Registration Statement filed by the Company on behalf of the Account with the Securities and Exchange Commission.
I have made such examination of law and examined such documents and records as in my judgment are necessary and appropriate to enable me to give the following opinion:
1. The Company is duly incorporated, validly existing and in good standing under applicable state law and is duly licensed or qualified to do business in each jurisdiction where it transacts business. The Company has all corporate powers required to carry on its business and to issue the contracts.
2. The Account is a validly created and existing separate account of the Company and is duly authorized to issue the securities registered.
3. The contracts issued by the Company, when offered and sold in accordance with the prospectus contained in the Registration Statement and in compliance with applicable law, will be legally issued and represent binding obligations of its Company in accordance with their terms.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
/s/ Nicole D. Wood
Nicole D. Wood Assistant General Counsel and Assistant Secretary